                                    SERVICO
                                Hotels & Resorts

                       New York Stock Exchange Symbol SER


                                  NEWS RELEASE
                                  ------------


FOR IMMEDIATE RELEASE                                CONTACT: Warren M. Knight
                                                              Vice President -
                                                              Finance
June 8, 1998                                                  (561) 689-9970


                         SERVICO ANNOUNCES OFFERING OF

                     CONVERTIBLE PREFERRED TRUST SECURITIES

WEST PALM BEACH: Servico, Inc. (NYSE:SER), a nationwide owner and operator of hotels, announced today that it intends, subject to market and other conditions, to raise up to approximately $175 million (excluding the proceeds of an over-overallotment option, if any) through a private offering of convertible preferred trust securities to qualified institutional buyers. The Company stated that it intends to use the net proceeds of the offering to repay outstanding indebtedness. No other terms were disclosed.

     The offered securities will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration under the Securities Act and applicable state securities law or available exemptions from such registration requirements. Accordingly, the securities will be offered and sold in the United



                                       1


     Servico Centre-South * 1601 Belvedere Road * West Palm Beach, FL 33406
                      (561) 689-9970 * Fax (561) 689-0321

States solely to qualified institutional buyers as defined in Rule 144A under the Securities Act. Sale of the securities is subject to market and other conditions, and there can be no assurance that the securities will be sold, or that the net proceeds of any sale will not be lower than anticipated.

     Servico owns or manages eighty-nine hotels with more than 17,900 rooms located in 24 states and Canada. The hotels are primarily full service, providing food and beverage service as well as lodging and meeting facilities. Substantially, all of Servico's hotels are affiliated with nationally recognized hospitality franchises, including Holiday Inn, Crowne Plaza, Hilton, Omni, Radisson, Sheraton and Westin. With assets in excess of $750 million, Servico is one of the largest hotel owner/operators in the United States.

     Statements in this release may be construed to be forward looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve risks and uncertainties, including without limitation, risks relating to market conditions, risks relating to the operation and acquisition of hotels, the availability of capital to finance growth and the historical cyclicality of the lodging industry, as well as the other matters disclosed in the documents filed by the Company with the Securities & Exchange Commission.



                                       2